                                   Exhibit 1.1

                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement"), between Engineering Acquisition
Inc. ("EA") a Delaware Corporation, Nicholas J. Malino, an individual residing at 130 West 79th Street, 11B, New York, NY 10019 and sole shareholder of EA
(together the "SELLER"), and Environmental Strategies & Technologies Inc.
("ESTT"), a Florida Corporation, referred to as "BUYER".

                              W I T N E S S E T H:

A.       WHEREAS, ESTT is a corporation organized under the laws of Florida
B.       WHEREAS, EA is a corporation organized under the laws of Delaware.
C.       WHEREAS, SELLER is willing to sell, and BUYER desires to purchase all of issued and outstanding shares of capital stock in EA as specified on
         Exhibit A.
D.       WHEREAS, Buyer and Seller will benefit from the transactions contemplated hereby and desire to implement the contemplated transaction.

         NOW, THEREFORE, it is agreed among the parties as follows:

                                    ARTICLE I

                                The Consideration
                                -----------------

        SELLERS shall sell and cause to be delivered and BUYER shall purchase all the shares of EA common stock as specified on Attachment "A" (the "EA
Shares"). The transactions contemplated by this Agreement shall be completed by
October 11, 2002. The purchase price for the EA shares to be paid by BUYER to
SELLERS is 500,000 shares of Class A Convertible Preferred Stock that is convertible in into common stock of BUYER based upon the formula outlined in
Attachment "B" (the "ESTT Shares") and a cash commitment from the BUYER to invest in EA as described in Attachment "C" (the "Cash Commitment").

                                   ARTICLE II

                               Delivery of Shares
                               ------------------

        The certificate(s) representing the EA Shares shall be delivered to the
BUYER and the ESTT Shares shall be delivered to EA for the benefit of SELLER and
Rights Holders within ten (10) days after the date of this Agreement. The Cash
Commitment shall be delivered and conveyed to EA in accordance with the schedule for payment set forth on Attachment "C."

                                   ARTICLE III

                REPRESENTATIONS, WARRANTIES, AND COVENANTS OF EA
                ------------------------------------------------

        No representations or warranties are made by any director, officer, employee, or shareholder of EA as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

         SELLERS hereby represent, warrant, and covenant to BUYER as follows:

          3.1     EA is a corporation duly organized, validly existing and
in good standing under the laws of Delaware, and has the corporate power and authority to carry on its business as it is now being conducted. The Articles of
Incorporation of EA and amendments, copies of which have been delivered to
BUYER, are complete and accurate, and the minute books of EA, which will be delivered to BUYER contain a complete and accurate record of all material actions taken at, all meetings of the shareholders and Board of Directors of EA.
All books and records of EA shall be retained by EA following the Effective
Time.

         3.2      The aggregate number of shares, which EA is authorized to
issue, is 20,000,000 shares with a par value of $0.001 per share, of which;
1,000,000 shares are issued and outstanding. Such shares are fully paid and non-assessable. EA has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock except as described in Schedule A.

         3.3      Nicholas J. Malino and EA have complete and unrestricted power to enter into and, upon receipt of the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         3.4      Nicholas J. Malino own the EA Shares free and clear of all liens and encumbrances, and is authorized to sell the Shares to BUYER.

         3.5      EA shall not enter into or consummate any transactions other than those required in the normal course of business, prior to the closing date and will pay no dividend, or increase the compensation of officers and will not enter into any other business agreement or transaction, prior to the closing date.

         3.6      The representations and warranties of SELLERS shall be true and correct as of the date hereof and as of the Effective Time.

         3.7      EA has made available to BUYER for review all of the corporate books and records of EA.

         3.8      No representation or warranty by SELLERS in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

          3.9     EA has prepared internal financial statements (the "Financial
Statements"), which have been prepared in good faith and when delivered by
Sellers to Buyer are (and will be) complete and correct in all material respects and, together with the notes to these Financial Statements, present fairly the financial position and results of operations of the periods indicated.

         3.10     Since the dates of the EA Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of EA. EA does not have any material liabilities or obligations, secured or unsecured, except as shown in the financial statements.

         3.11     There are no pending legal proceedings or regulatory
proceedings involving EA, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of EA, threatened against EA or affecting any of their assets or properties, and EA is not in any material breach or violation of or default under any contract or instrument to which EA is a party, except as disclosed on
Schedule B.

         3.12     EA has no employee benefit plan in effect at this time.

         3.13     The EA Shares have not been registered under any federal or state securities statute or regulation. The EA Shares are accordingly subject to the restrictions on transfer of unregistered stock imposed by federal and state securities laws and regulations.

                                   ARTICLE IV

               Representations, Warranties, and Covenants of BUYER
               ---------------------------------------------------

No representations or warranties are made by any director, officer, employee, or shareholder of buyer as individuals, except as and to the extent stated in this
Agreement or in a separate written statement.

        BUYER hereby represents, warrants, and covenants to SELLERS as follows:

         4.1      BUYER is a corporation duly organized, validly existing, and in good standing under the laws of Florida the corporate power and authority and to carry on its business as it is now being conducted.

         4.2      The authorized capital stock of BUYER consists of (i)
400,000,000 shares of common stock, $0.01 par value per share, of which
37,891,000 shares are issued and outstanding and (ii) 12,000,000 shares of Class
B Common Stock, with no par value nontransferable with 10:1 voting rights,. To the knowledge of BUYER, all issued and outstanding shares of BUYER's common and preferred stock are fully paid and nonassessable.

         4.3      BUYER has no subsidiaries.

         4.4      BUYER has complete and unrestricted power to enter into this agreement; and, to consummate the transactions contemplated by this Agreement.

         4.5      Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by BUYER will conflict with or result in a breach or violation of the
Articles of Incorporation or Bylaws of BUYER.

         4.6      The execution of this Agreement has been duly authorized and approved by the BUYER'S Board of Directors.

         4.7      BUYER has provided all financial  statements  and financial information in its possession as has been requested by the Sellers.

         4.8      There is no litigation or proceeding pending, or to BUYER's knowledge threatened, against or relating to BUYER, its properties or businesses.

         4.9      BUYER is not a party to any material contract other than those listed in BUYER's Form 10-QSB periodic report for period ending June 30, 2002, as filed with the Securities Exchange Commission.

         4.10     BUYER has no material assets and no liabilities, except as listed in BUYER's Form 10-QSB periodic report for period ending June 30, 2002, as filed with the Securities Exchange Commission.

         4.11     Other than Todd Violette and Sameer Hirji, BUYER has no
employees.

         4.12     No current officer, director, affiliate or person known to
BUYER to be the record or beneficial owner of in excess of 5% of BUYER's common stock, or any person known to be an associate of any of the foregoing is a party adverse to BUYER or has a material interest adverse to BUYER in any material pending legal proceeding.

         4.13     BUYER has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. BUYER has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of BUYER.

         4.14     BUYER is a publicly reporting company pursuant to Section
12(g) of the Securities Exchange Act of 1934, as amended (the "Act") and is in compliance with all reporting requirements of the Act. BUYER's Form 10-KSB for the period ending September 30, 2001, its Form 10-QSB for the period ending
December 31, 2001, its Form 10-Q-SB for the period ending March 31, 2002, its
Form 10-Q-SB for the period ending June 30, 2002 and any other periodic filings or other filings made by BUYER as filed with the SEC, including all exhibits, documents and attachments thereto, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

         4.15     The representations and warranties of BUYER shall be true and correct as of the date hereof and as of the Closing Date.

         4.16     BUYER understands and agrees that the EA Shares have not been registered pursuant to any federal or state securities act or regulations. BUYER is a sophisticated corporate entity with experience in securities transactions and is not precluded from purchase of the EA Shares under any federal or state securities laws. BUYER is acquiring the EA Shares for investment purposes only and not with a view toward sale or transfer of such shares. BUYER understands and agrees that as unregistered stock, the EA Shares can not be transferred except pursuant to an exemption from registration under the securities laws, that the shares may not be readily marketable and that BUYER may have to hold such shares for an indefinite period of time.

                                    ARTICLE V

                                 Effective Time
                                 --------------

         5.1      This Agreement and all covenants and obligations herein shall become effective at 3:00 am EDT on October 9, 2002.

                                   ARTICLE VI

                                Default Provision
                                ------------------

         6.1      In the event ESTT fails to fulfill its Cash Commitment to EA or fails to fulfill the additional covenants set forth in Sections 7.1 or 7.3,
EA shall have the right, at its sole discretion to either i.) rescind the transaction by returning the shares of ESTT, or ii.) at its sole discretion have the right to convert the funds advanced by ESTT into shares of EA provided EA follows the procedures describe in section 7.2 (a-c).

         6.2      In the event ESTT failure to make or has missed a payment
required by the terms stated in Attachment "C" EA agrees that it will provide a
Default Notice by way of facsimile to ESTT at (403) 206-7199. ESTT shall have ten business days to bring current the payments after the receipt of the Default
Notice or the following shall be the rights of EA:

                  a.) In event ESTT fails to make the first payments to EA,
                  SELLER shall have the right to rescind the transaction by
                  returning the shares of ESTT.

                  b.) In the event ESTT makes their first payment and fails to make its second payment SELLER shall have the right, at its sole discretion to either i.) rescind the transaction by
                  returning the shares of ESTT, or ii.) to keep the cash
                  received and convert that cash into equity of EA at amount equal to the percentage of equity ownership as determined by the paid-in capital of EA at the time of the execution of this document. EA shall then return 90% of the ESTT shares they have received and retain 10% of the shares as damages.

                  c.) In the event ESTT makes their first and second payment and fails to make its third payment SELLER shall have the right, at its sole discretion to either i.) rescind the transaction by returning the shares of ESTT, or ii.)  to keep the cash received and convert that cash into equity of EA at amount equal to the percentage of equity ownership as determined by the paid-in capital of EA at the time of the execution of this document. EA shall then return 75% of the ESTT shares they have received and retain 25% of the shares as damages.

                                  ARTICLE VII

                              Additional Covenants
                              --------------------

         7.1      Within 10 days of the Effective Time, Buyer shall have filed a designation setting forth the rights and preferences of the Class A Convertible
Preferred Stock with the Secretary of State of Florida. Such designation when filed shall contain provisions substantially similar to those set forth in
Attachment B hereto.

         7.2      Buyer agrees that so long as Sellers or their designees hold shares of the Class A Convertible Preferred Stock of ESTT, they will not seek to
(i) reverse split or otherwise diminish the amount of Class A Convertible
Preferred Stock of Sellers which is issued and outstanding; (ii) alter the conversion ratio of the Class A Convertible Preferred Stock in order to dilute or diminish the voting rights of Seller's Stock; (iii) issue additional shares of Class A Convertible Preferred Stock or any other class of stock with priority over the Class A Convertible Preferred Stock to any person or entity other than
Sellers or their designees or (iv) otherwise take any action which would dilute or diminish the rights of Sellers' Class A Convertible Preferred Stock, without the express written consent of Nicholas J. Malino. This Section 7.2 shall not, however, be construed so as to prevent buyer from issuing stock (common or preferred) or options, warrants or other rights to acquire such stock in the ordinary course of business, which shall include but not be limited to issuing options to employees, directors and consultants issuing stock in connection with acquisitions in order to further the business of Buyer; and/or issuing stock in connection with a legitimate financing transaction with a third party.

         7.3      Buyer agrees that within 10 days of the Effective Time,
Engineering Acquisitions will enter into the employment agreement with Nicholas
J. Malino in the form set forth on Attachment D hereto. The initial term of such agreement will be three years (the conversion period) and Mr. Malino's employment shall not be terminated except "for cause" as defined in that employment agreement.

         7.4      Buyer agrees that for a period of three years from the
Effective Time of this Agreement that it will not take any action to sell, spin-off, dissolve, liquidate or otherwise divest itself of Engineering
Acquisitions without the express written consent of Nicholas J. Malino.

         7.5      Mr. Malino will be granted one directorship of ESTT and an executive level position within ESTT.

                                  ARTICLE VIII

                                  Miscellaneous
                                  -------------

         8.1      This Agreement embodies the entire agreement between the
parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein, referenced herein, or those provided for herein.

         8.2      To facilitate the execution of this Agreement,  any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed and delivered by fax.

         8.3      All parties to this Agreement agree that if it becomes
necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use commercially reasonable efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

         8.4      This Agreement may be amended only in writing duly executed by all parties hereto.

         8.5      Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

 SELLERS:
 To:     Nicholas J. Malino
         Engineering Acquisitions, Inc.
         244 West 54th Street, Fifth Floor
         New York, NY 10019

 Engineering Acquisitions Inc.

 BUYERS:

 To:              Sameer Hirji, President
                  Environmental Strategies & Technologies International Inc.

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

                  IN WITNESS WHEREOF, the parties have set their hands this ____
                  day of October, 2002

 SELLERS:
 /s/ Nicholas J Malino
 -------------------------------
Engineering Acquisitions Inc.

BUYER:

/s/ Sameer Hirji
--------------------------------
Environmental Strategies & Technologies Inc

ATTACHMENT A

Buyer shall purchase 1,000,000 shares of EA, a New York Corporation, from EA
This is all the issued and outstanding for Engineering Acquisitions Inc.

                                 Attachment "B"

ESTT shall issue 500,000 shares of Class A Convertible Preferred Stock to EA.
The preferred shares shall be a Class A with the following features attached:

          Voting: Each share of Class A preferred shall have ten votes per share towards the  cumulative  voting of the company.  The  preferred  share shall  retain ten votes per share  until the  holder of the  preferred converts their shares into common shares.

          Registration:  ESTT as the issuer of the  shares  shall  register  the share  with the first  registration  statement  filed for the  company following the execution of this Agreement,  register the common shares into which the ESTT Shares have been converted and also that number of shares into which the unexercised ESTT Shares will be convertible upon exercise.  Such block of stock  shall be reserved on the shelf for the purpose of satisfying SELLERS conversion rights under the ESTT Shares.
          The filing of such  registration  shall  occur as soon as  practicable following the  execution of this  agreement but no later than the date six months after the date of this Agreement.

          Value:  The ESTT Shares  shall be  convertible  over a period of three years into that number of shares of ESTT common  stock  having a value of one million eight hundred thousand dollars  ($1,800,000)  valued as of the date of the registration  referred to above.  This represents a twenty percent premium from the independent valuation completed on EA.

          Conversion:  Sellers shall have the right to convert 125,000 shares at the Effective Time at a conversion price of $0.02.  Thereafter Sellers
          (or the then  present  holders)  shall have the right to  convert  one hundred and twenty five thousand  (125,000) shares per year commencing on the  anniversary of the execution of this document,  and every year thereafter  until  Sellers  or  their  designees  no  longer  hold any preferred  shares.  The 125,000  shares shall  convert  based upon the formula  outlined in section "Price for  Conversion".  The Sellers may convert their shares during any year period either in a lump amount or incrementally throughout each year.

          Price for  conversion:  The thirty day average  closing  price of ESTT prior to the Effective Date shall be the price used for the conversion of the Class A  Convertible  Preferred  Stock . The  "Effective  Date"
          shall mean the date upon which the SEC first  declares a  registration registering for resale the shares of Stock effective.

          Distribution:  Nicholas  Malino shall have the right to distribute his shares. The distribution of the 500,000 Class A Convertible  Preferred shares  shall  be  issued  to the  Shareholder  and  Rightsholders  as follows:

          Nicholas Malino             447,467 shares
          Robert Maerz                 12,529 shares
          Oleg Reznik                  40,004 shares

                                  ATTACHMENT C

ESTT shall invest three fifty thousand dollar payments for the development of
Engineering Acquisition Inc. ESTT shall make the payment via banking wire into the account of Engineering Acquisition Inc. The funds shall be booked as an internal loan that will be repaid with the future earnings of EA. ESTT shall make the First payment on October 30, 2002, and the second payment on November
30, 2002, and the third and final payment December 24, 2002.

                                  ATTACHMENT D

                     NICHOLAS J. MALINO EMPLOYMENT AGREEMENT

         Schedule A.

         List of Right Holders

         Robert Maerz is owed 28,000 of Engineering Acquisitions, Inc. Common
         Stock pursuant to a Stock Purchase Agreement dated
         Oleg Reznik is owed 89,400 shares of Engineering Acquisition, Inc.
         pursuant to an Employment Agreement dated May 17, 2002.

         Such rights shall expire upon issuance to such persons of Class A
         Convertible Preferred Stock in accordance with Attachment B.

         Schedule B

         Legal Proceedings

         On May 2, 2002 Engineering Acquisitions, Inc. and Nicholas J. Malino
         filed a complaint against Ms.Krystal Powell, a former employee and Mr.
         Vincent Ray, a friend of Ms. Powell for the misappropriation of
         $16,500. Ms. Powell and Mr. Ray have not denied the allegations and a judgment is expected to be issued by the Civil Court of the City of New
         York in favor of Engineering Acquisitions, Inc.